EXHIBIT 10.2

                                 MUTUAL RELEASE


     This Mutual Release is entered into as of April 30, 2001, between Bail Corporation, a Colorado corporation ("Bail"), and Corporate Management Services, Inc., a Colorado corporation ("CMS").

     1. Recitals. From April 1998 to April 2001, CMS owned approximately 82% of the outstanding shares of Bail's common stock. During that period, CMS advanced a total of approximately $5,400 to Bail for legal, accounting, general and administrative expenses, which amount was treated as an accrued liability by Bail (the "Bail Debt"). During that period, CMS earned less than $100 per year in interest income from funds attributable to Bail, which amount was treated by Bail as interest income receivable from CMS (the "CMS Debt").

     2. Releases.

          (a) CMS, for itself and its successors and assigns, does hereby release, acquit, forever discharge, and covenant not to sue Bail, its officers, directors, shareholders, agents, successors and assigns, from, against and with respect to all past and present claims, liabilities or obligations of any nature whatsoever, whether accrued or contingent, including but not limited to the Bail Debt.

          (b) Bail, for itself and its successors and assigns, does hereby release, acquit, forever discharge, and covenant not to sue CMS, its officers, directors, shareholders, agents, successors and assigns, from, against and with respect to all past and present claims, liabilities or obligations of any nature whatsoever, whether accrued or contingent, including but not limited to the CMS Debt.

          (c) CMS and Bail understand that they may have suffered damages that are unknown to them at present and that unknown damages may arise in the future. CMS and Bail acknowledge that their mutual execution and delivery of this Mutual Release is intended to and does release and discharge any claims by them in regard to such unknown or future damages.

          (d) CMS and Bail understand that they may hereafter discover facts and/or claims different from, or in addition to, those which they now know or believe to be true with respect to the claims released above, and they agree that this Mutual Release shall be effective and remain effective in all respects, notwithstanding such differed or additional facts and/or claims or the discovery thereof.

     3. Due Authority. Each party hereto represents and warrants that it has full capacity and authority to enter into and perform this Mutual Release and that no other person or entity has or will in the future acquire or have any right to assert against any person or entity released by this Mutual Release any portion of that party's released claims.

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     4. Miscellany. This Mutual Release:

          (a) may be executed in counterparts, all of which shall constitute one agreement;

          (b) contains the entire agreement between the parties regarding the subject matter discussed herein;

          (c) may not be modified in any manner, nor may any rights provided for herein be waived, except by an instrument in writing signed by the party to be charged with such modification or waiver;

          (d) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; and

          (e) shall be construed in accordance with and governed by the laws of the State of Colorado.

BAIL CORPORATION                            CORPORATE MANAGEMENT SERVICES, INC.


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Name: Charles A. Ross, Sr.                  Name: George G. Andrews
Title: President                            Title: President